                                                              EXHIBIT 12(a)

                BANKERS TRUST CORPORATION AND SUBSIDIARIES
      COMPUTATION OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
                           (dollars in millions)
[CAPTION]

                                                                  Six Months
                                                                       Ended
                                   Year Ended December 31,          June 30,
                            1994     1995     1996    1997    1998      1999
Earnings:
 1. Income (loss) before
     income taxes         $  987   $  469   $1,131  $1,239 $  (77)  $(2,324)
 2. Add: Fixed charges
          excluding
          capitalized
          interest
          (Line 10)        3,911    5,138    5,483   5,959   6,954     2,328
 3. Less: Equity in undistri-
            buted income of
            unconsolidated
            subsidiaries and
            affiliates        45       28       30   (117)      15        52
 4. Earnings including
     interest on deposits  4,853    5,579    6,584   7,315   6,862      (48)
 5. Less: Interest on
           deposits          965    1,360    1,355   2,076   2,195       815
 6. Earnings excluding
     interest on deposits $3,888   $4,219   $5,229  $5,239  $4,667   $ (863)

Fixed Charges:
 7. Interest Expense      $3,880   $5,105   $5,451  $5,926  $6,919    $2,307
 8. Estimated interest
     component of net
     rental expense           31       33       32      33      35        21
 9. Amortization of debt
     issuance expense          -        -        -       -       -         -
10. Total fixed charges
     including interest on
     deposits and excluding
     capitalized interest  3,911    5,138    5,483   5,959   6,954     2,328
11. Add: Capitalized
          interest             -        -        -       -       -         -
12. Total fixed charges    3,911    5,138    5,483   5,959   6,954     2,328
13. Less: Interest on
           deposits
           (Line 5)          965    1,360    1,355   2,076   2,195       815
14. Fixed charges excluding
     interest on deposits $2,946   $3,778   $4,128  $3,883  $4,759    $1,513

Consolidated Ratios of Earnings
 to Fixed Charges:
  Including interest on
   deposits
   (Line 4/Line 12)         1.24     1.09     1.20    1.23     .99       N/A

  Excluding interest on
   deposits
   (Line 6/Line 14)         1.32     1.12     1.27    1.35     .98       N/A

For the six months ended June 30, 1999 and for the year ended December 31, 1998, earnings, as defined, did not cover fixed charges, including and excluding interest on deposits by $2,376 million and $92 million, respectively, as a result of a net loss recorded during the period.
N/A - Not Applicable.